Exhibit 99.1

For immediate release

Contact: Ryan VanWinkle, Investor Relations, 816-792-7998


                              Ferrellgas Announces
                  Closing of $250 Million Senior Note Offering


     Liberty, MO (April 20, 2004)--Ferrellgas Partners, L.P. (NYSE: FGP) and Ferrellgas, L.P. announced today that Ferrellgas Escrow LLC, a wholly-owned subsidiary of Ferrellgas, L.P., and Ferrellgas Finance Escrow Corp., a wholly-owned indirect subsidiary of Ferrellgas, L.P., closed a private placement of $250 million of 6-3/4% senior notes due 2014. The two subsidiaries are co-obligors under the senior notes and received net proceeds of approximately $243.5 million from the private placement based on an offering price of 99.637% per note and after deducting underwriting discounts and commissions.

     Ferrellgas is one of the nation's largest retail marketers of propane and currently serves more than one million customers in 45 states. Ferrellgas employees indirectly own approximately 18 million common units of the partnership through an employee stock ownership plan.